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LETTER TO DTC PARTICIPANTS

                              BANC ONE CORPORATION
                               OFFER TO EXCHANGE
                          SUBORDINATED NOTES DUE 2019
                       FOR ANY AND ALL OF ITS OUTSTANDING
                       9 7/8% SUBORDINATED NOTES DUE 2009

    THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, MARCH 18, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE").

                                                               February 18, 1998

To DTC participants, including Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    BANC ONE CORPORATION (the "Company"), is offering upon the terms and subject to the conditions set forth in the Offering Circular dated February 18, 1998 (the "Offering Circular") and the accompanying Letter of Transmittal which together constitute the Company's offer (the "Exchange Offer") to exchange an aggregate principal amount of up to $200,000,000 of its Subordinated Notes Due March 1, 2019 (the "New Notes") for a like principal amount of its issued and outstanding 9 7/8% Subordinated Notes Due March 1, 2009 (the "Old Notes") from the registered holders (individually, a "Holder" and collectively, the "Holders") thereof. The New Notes will evidence the same class of debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, an Indenture dated as of March 3, 1997 between the Company and The Chase Manhattan Bank, as trustee.

    The New Notes will have the same interest rate as the Old Notes until March 1, 2009, and, thereafter, the interest rate on the New Notes will be as provided herein. For the Old Notes, a price (the "Reference Price of the Old Notes") will be determined using a specified fixed spread pricing formula. The Reference Price of the Old Notes will be based on a yield to the maturity date of the Old Notes equal to (i) the yield on the 5 1/2% U.S. Treasury Note due February 15, 2008 plus (ii) 88 basis points. For the New Notes, a per annum interest rate (the "Extension Coupon") will be determined for the period from, and including, March 1, 2009 to, but not including, the maturity date, March 1, 2019. This Extension Coupon (expressed as a percentage with two decimal places) will be such that the price of the New Notes (the "Reference Price of the New Notes") will be at least $15.00 or greater than the Reference Price of the Old Notes per $1,000 principal amount thereof . The Reference Price of the New Notes will be based on a yield to the maturity date of the New Notes equal to (i) the yield on the 6 3/8% U.S. Treasury Note due August 15, 2027 plus (ii) 100 basis points. For each $1,000 principal amount of Old Notes exchanged, the Holder thereof will receive $1,000 principal amount of New Notes.

    The Extension Coupon and the reference prices will be determined as of 2:00 p.m., New York City time, on the second business day prior to the Expiration Date, unless the Expiration Date is extended.

    Upon the terms and subject to the conditions of the Exchange Offer and applicable law, the Company will exchange all Old Notes validly tendered (and not withdrawn) pursuant to the Exchange Offer and accepted for exchange on the fifth New York Stock Exchange trading day following the Expiration Date, or as soon as possible thereafter (the "Settlement Date").

    For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

    1.  Offering Circular;

    2. The Letter of Transmittal to be used by each Holder of Old Notes to exchange Old Notes for New Notes;

    3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if Old Notes and all other required documents cannot be delivered to The Chase Manhattan Bank (the "Exchange Agent") by
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the Expiration Date, or the book-entry transfer of such Old Notes cannot be completed by the Expiration Date;

    4. A form of letter which may be sent to your clients for whose accounts you hold Old Notes in your name or in the name of your nominee with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

    5. A letter from the Company regarding the Exchange Offer that may be sent to your clients;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7.  A return envelope addressed to The Chase Manhattan Bank, as Exchange
Agent.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, MARCH 18, 1998, UNLESS EXTENDED.

    IMPORTANT: THE LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF), TOGETHER WITH THE OLD NOTES AND ALL OTHER REQUIRED DOCUMENTS, MUST BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE.

    In order to exchange Old Notes pursuant to the Exchange Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees should be sent to the Exchange Agent, and certificates representing the tendered Old Notes (or confirmation of a book-entry transfer) should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Offering Circular.

    The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and customary mailing and handling expenses incurred by them in forwarding material to their customers. The Company will pay or cause to be paid all transfer taxes, if any, with respect to the transfer of any Old Notes to it pursuant to the Exchange Offer, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Exchange Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, Georgeson & Company, Inc., the Information Agent, at the address and telephone number contained in the Offering Circular. In addition, Holders may contact Deutsche Morgan Grenfell Inc., the financial advisor, at the address and telephone number contained in the Offering Circular.

                                          Very truly yours,
                                          BANC ONE CORPORATION

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS IS INTENDED TO CONSTITUTE YOU OR ANY PERSON THE AGENT OF THE COMPANY, THE CHASE MANHATTAN BANK, GEORGESON & COMPANY, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT ON THEIR BEHALF OTHER THAN STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL OR USE ANY DOCUMENTS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN FOR THE PURPOSES DESCRIBED HEREIN.